EXHIBIT 16.2


                 Resignation of Thompson, Greenspon & Co., P.C.

                         Thompson, Greenspon & Co. P.C.
                          Certified Public Accountants
                               3930 Walnut Street
                            Fairfax, Virginia 22030
                                 (703) 385-8888
                                 (703) 385-3940



August 12, 2003

John G. Perry, President
Reva, Inc.
127 East Davis Street
Culpeper, VA  22701

Dear Mr. Perry:

We are advising you as follows:

1. Thompson, Greenspon & Co. P.C. was dismissed as auditor effective August 12, 2003, at the request of Reva, Inc.

2. In connection with the audit of the two most recent fiscal years, no disagreement(s) exist with any former accountant on any matter of accounting, principles, or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant would have caused them to make reference in connection with their report to the subject of the disagreement(s).

The audit report by Thompson, Greenspon & Co. P.C. for the year ended September 30, 2002, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

I trust this letter will fulfill your requirements.

Sincerely,


/s/ Thompson, Greenspon & Co. P.C.
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Thompson, Greenspon & Co. P.C.